Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. C. Penney Company, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 33-28390, 33-66070, 333-33343, 333-27329, 333-62066, 333-125356, 333-159349, 333-182202 and 333-182825) and Form S-3 (Registration No. 333-188106-01) of J. C. Penney Company, Inc. of our reports dated March 21, 2014, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. and subsidiaries as of February 1, 2014 and February 2, 2013, and the related consolidated statements of operations, comprehensive income/(loss); stockholders’ equity, and cash flows for each of the years in the three-year period ended February 1, 2014, and the effectiveness of internal control over financial reporting as of February 1, 2014, which reports appear in the February 1, 2014 annual report on Form 10-K of J. C. Penney Company, Inc.

/s/ KPMG LLP

Dallas, Texas
March 21, 2014